Exhibit 99

Patterson Companies Announces Resignation of Head of Dental Business

St. Paul, MN—December 23, 2005—Patterson Companies, Inc. (Nasdaq: PDCO) today announced the resignation of Scott R. Kabbes, president of the Patterson Dental Supply, Inc. unit, effective December 31, 2005. James W. Wiltz, in addition to his current positions as Patterson’s president and chief executive officer, will assume the leadership of the dental business on an interim basis at least through the end of fiscal 2006 ending April 29, 2006.

Wiltz commented: “We are disappointed by Scott’s decision to leave Patterson, since he has been an outstanding leader of our dental business. However, given his desire to pursue more entrepreneurial endeavors, as well as spend more time with his family, we respect Scott’s decision and wish him the very best in all of his future activities.”

He added: “Having been president of Patterson Dental Supply for seven years before becoming Patterson Companies’ president and chief operating officer in 2003, it was logical for me to assume the leadership position of our dental business, at least through the end of the current fiscal year. I will be assisted in this role by Gary D. Johnson, our corporate vice president of operations, and formerly vice president of sales for Patterson Dental Supply.”

Kabbes said: “This was a difficult decision for me, because Patterson is a very special company with an extremely promising future. Working here has been a sincere privilege, and my tenure at Patterson marks one of the most professionally and personally rewarding periods of my career. I will do my utmost to insure a smooth transition and have committed to assist in this effort over the next year.”

Kabbes joined Patterson in 1997 following the acquisition of EagleSoft, Inc., the dental software company that he co-founded and served as president. He became president of Patterson Dental Supply in 2003.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415